Exhibit 99.1

Contacts:	Jack Lief	Carin Canale
	President and CEO	Porter Novelli Life Sciences
		Media & Investor Relations
	David Walsey	858.527.3498
	Director, Corporate Communications

	Arena Pharmaceuticals, Inc.
	858.453.7200, ext. 1682

www.arenapharm.com

Arena Pharmaceuticals Announces Fourth Quarter and

Full Year 2005 Financial Results

San Diego, CA, February 22, 2006 - Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) today reported financial results for the fourth quarter and full year ended December 31, 2005.

Total revenues in the fourth quarter of 2005 were $5.9 million, compared to $2.1 million in the fourth quarter of 2004. Total revenues in the full year ended December 31, 2005, were $23.2 million, compared to $13.7 million in the full year ended December 31, 2004. Arena reported a net loss allocable to common stockholders in the fourth quarter and the full year ended December 31, 2005, of $19.6 million, or $0.55 per share, and $77.1 million, or $2.24 per share, respectively. This compares with a net loss allocable to common stockholders in the fourth quarter and the full year ended December 31, 2004, of $18.2 million, or $0.70 per share, and $61.3 million, or $2.40 per share, respectively.

“Last year’s achievements demonstrate that Arena’s strength is the diversity of our drug candidate pipeline, our ability to advance the pipeline, and the sustainability of the pipeline using our GPCR focus, expertise and technologies,” commented Jack Lief, Arena’s President and Chief Executive Officer. “In 2006, we expect to continue to build value for our stockholders by moving our obesity, insomnia and thrombosis programs into Phase 3, Phase 2 and Phase 1 clinical trials, respectively, and working with our partners to move our cardiovascular and diabetes collaborations towards Phase 2 clinical trials.”

Research and development expenses totaled $20.8 million in the fourth quarter of 2005, compared to $15.7 million in the fourth quarter of 2004. Research and development expenses totaled $79.5 million in the full year ended December 31, 2005, compared to $57.7 million in the full year ended December 31, 2004. The increase in 2005 research and development expenses as compared to 2004 is primarily attributable to the clinical trials for Arena’s most advanced drug candidates, APD356 for obesity and APD125 for insomnia, as well as moving its research and preclinical pipeline forward for a number of additional compounds. General and administrative expenses totaled $4.7 million in the fourth quarter of 2005, compared to $2.8 million in the fourth quarter of 2004. General and administrative expenses totaled $12.9 million in the full year ended December 31, 2005, compared to $10.4 million in the full year ended December 31, 2004. The increase in 2005 general and administrative expenses as compared to 2004 is primarily attributable to costs related to the company’s growing and maturing patent portfolio. Arena’s patent costs include costs related to its partnered programs. To the extent Arena’s collaborators are obligated to reimburse Arena for such costs, the reimbursements are classified as revenues. Arena recorded $1.1 million in patent reimbursement costs from its collaborators in 2005.

Cash, cash equivalents and short-term investments totaled $127.9 million at December 31, 2005, and does not include net proceeds to the company of approximately $169.0 million from a follow-on stock offering completed in February 2006.

Arena’s 2005 Highlights

•                  Advanced APD791 into preclinical development from its cardiovascular research program. APD791 is a selective inverse agonist of the 5-HT2A serotonin receptor. By selectively inhibiting the activation of 5-HT2A serotonin receptors found on platelets and vascular smooth muscle, Arena believes that APD791 may reduce the risk of arterial thrombosis and conditions such as acute coronary syndrome, heart attack and stroke.

•                  Announced positive Phase 2b clinical trial results of APD356, Arena’s orally administered, internally discovered drug candidate for the treatment of obesity. In a randomized, double-blinded, placebo-controlled, dose-ranging, 12-week study in 469 obese patients there was a highly statistically significant (p<0.001) average weight loss of 1.8, 2.6 and 3.6 kilograms at daily doses of 10 mg, 15 mg and 20 mg (10 mg dosed twice daily), respectively, in patients taking APD356 compared to 0.3 kilograms for the placebo group. APD356 was generally well tolerated at all doses investigated in the trial and there were no apparent effects on heart valves or pulmonary artery pressures.

•                  Initiated a Phase 1 clinical trial of an Arena-discovered drug candidate being developed in collaboration with Merck & Co., Inc. for the treatment of atherosclerosis and related disorders. Initiation of the Phase 1 clinical trial triggered a $2 million milestone payment to Arena under Arena’s cardiovascular disease collaboration with Merck to develop compounds targeting three GPCRs with the potential to regulate plasma lipid profiles, including HDL, or the “good” cholesterol, similar to the therapeutic action of niacin.

•                  Announced positive Phase 1 clinical trial results of APD125, Arena’s orally administered, internally discovered drug candidate for the treatment of insomnia. APD125 was well tolerated at all doses investigated, and incidence of adverse events was similar to placebo. The data demonstrated a robust and statistically significant increase in the amount of deep, or slow wave, sleep and positive signals in other sleep maintenance parameters, which may distinguish APD125 from currently available sleep therapeutics. APD125 is a novel and highly selective inverse agonist of the 5-HT2A serotonin receptor.

•                  Announced positive Phase 2a clinical trial results of APD356. In a randomized, double-blinded, placebo-controlled, dose-ranging, 28-day study in 352 obese patients there was a highly statistically significant (p=0.0002) mean placebo adjusted weight loss of approximately 1 kilogram in patients taking the 15 mg dose of APD356. APD356 was generally well tolerated at all doses investigated in the trial and there were no apparent effects on heart valves or pulmonary artery pressures.

•                  Issued U.S. and European patents protecting the composition of matter of APD356 and European patents protecting the composition of matter of APD125. Arena was also issued other patents related to the drug screening targets that are the subject of its collaborations with Merck and Ortho-McNeil, Inc.

Arena’s 2006 Highlights to Date

•                  Initiated a Phase 1 clinical trial of APD668, a novel, orally administered drug candidate discovered by Arena and being developed in collaboration with Ortho-McNeil for the treatment of type 2 diabetes. The initiation of the Phase 1 trial triggered a $5 million milestone payment to Arena under its collaboration with Ortho-McNeil to develop compounds targeting the Glucose-Dependent Insulinotropic receptor, or the GDI receptor (previously referred to by Arena as the 19AJ receptor). The GDI receptor is a novel receptor discovered by Arena that has the potential to stimulate insulin production in response to increases in blood glucose.

•                  Completed a follow-on stock offering resulting in net proceeds to the company of approximately $169.0 million. Including the over-allotment shares, the offering totaled 10,637,524 shares at the public offering price of $16.90 per share.

Outlook for 2006

Arena expects that revenues from existing collaborations will total approximately $34 to $38 million for 2006, which would be approximately 55% higher than 2005 revenues.

Arena expects to use cash, cash equivalents and short-term investments of approximately $89 to $93 million for its operating activities in 2006 and approximately $9 to $13 million for capital expenditures. This assumes that Arena, and not a collaborator, will continue to advance and fund its planned clinical trials for both APD356 and APD125 in 2006. It also assumes continued progress with Arena’s earlier stage programs, including moving APD791 into clinical trials. Arena’s year-end 2005 cash, cash equivalents and short-term investments totaled $127.9 million. Accordingly, after taking into account net proceeds of approximately $169 million from its recent follow-on stock offering, Arena expects to end 2006 with approximately $192 to $202 million in cash, cash equivalents and short-term investments. If Arena partners either APD356 or APD125, it would expect that its cash, cash equivalents and short-term investments would be higher.

Scheduled Earnings Call

Arena will host both a conference call and webcast to discuss the fourth quarter and full year 2005 financial results and to provide 2006 guidance and a corporate update today, Wednesday, February 22, 2006, at 5:00 p.m. ET (2:00 p.m. PT). Jack Lief, President and Chief Executive Officer, and Robert E. Hoffman, Vice President, Finance and Chief Financial Officer, will host the conference call.

The conference call may be accessed by dialing 866.271.6130 for domestic callers and 617.213.8894 for international callers. Please specify to the operator that you would like to join the “Arena Fourth Quarter and Full Year Earnings Call.” The conference call will be webcast live under the investor relations section of Arena’s website at www.arenapharm.com, and will be archived there for 30 days following the call. Please connect to Arena’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

Upcoming Corporate Presentations

Arena is currently scheduled to present at the following investment and industry conferences through June 2006:

•                  SG Cowen 26th Annual Healthcare Conference, March 6-9, 2006, Boston, Massachusetts

•                  BioCentury Future Leaders in the Biotech Industry, March 30, 2006, New York, New York

•                  CIBC World Markets Annual Biotechnology and Specialty Pharmaceuticals Conference, April 4-5, 2006, New York, New York

•                  Biotechnology Industry Organization 2006 Annual International Convention, April 9-12, 2006, Chicago, Illinois

•                  Bank of America 2006 Annual Healthcare Conference, May 16-18, 2006, Las Vegas, Nevada

•                  Pacific Growth Equities 2006 Life Sciences Growth Conference, June 12-14, 2006, San Francisco, California

•                  Needham & Company 5th Annual Biotechnology Conference, June 14-15, 2006, New York, New York

About Arena Pharmaceuticals

Arena is a clinical-stage biopharmaceutical company focusing on the discovery, development and commercialization of small molecule drugs in four major therapeutic areas: metabolic, central nervous system, cardiovascular and inflammatory diseases. Arena is developing a broad pipeline of compounds targeting an important class of drug targets called G protein-coupled receptors, or GPCRs, using its knowledge of GPCRs and its technologies, including CART(TM) (Constitutively Activated Receptor Technology) and Melanophore. Arena has four internally discovered, clinical-stage drug candidates for major diseases. The most advanced is APD356, a selective 5-HT2C serotonin receptor agonist that is under investigation for the treatment of obesity and is expected to enter Phase 3 clinical development in the second half of 2006. Arena’s lead drug candidate for the treatment of insomnia, APD125, is a compound with a novel mechanism of action (a selective 5-HT2A receptor inverse agonist) that is expected to enter Phase 2 clinical development in the first quarter of 2006. Arena also has two clinical-stage collaborations with major pharmaceutical companies: Merck & Co., Inc., began a Phase 1 clinical trial of an Arena-discovered drug candidate for the treatment of atherosclerosis and related disorders in the third quarter of 2005; and Ortho-McNeil, Inc., a Johnson & Johnson company, began a Phase 1 clinical trial of APD668, an Arena-discovered drug candidate for the treatment of type 2 diabetes in February 2006.

Arena Pharmaceuticals(R) and Arena(R) are registered service marks of the company. CART(TM) is an unregistered service mark of the company. “APD” is an abbreviation for Arena Pharmaceuticals Development.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about the timing of the expected clinical trials of APD125, APD356 and APD791, potential mechanisms of action and therapeutic benefits of compounds, outlook and guidance for 2006, and other statements about Arena’s strategy, technologies, preclinical and internal and partnered clinical programs, and ability to develop compounds and commercialize drugs. For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the FDA may not allow the Phase 2 clinical trial of APD125 to proceed at the time Arena expects or at all, the results of preclinical studies or clinical trials may not be predictive of future results, Arena’s ability to partner APD356, APD125 or other of its compounds or programs, the timing, success and cost of Arena’s research, out-licensing endeavors and clinical trials, Arena’s ability to obtain additional financing, Arena’s ability to obtain and defend its patents, and the timing and receipt of payments and fees, if any, from Arena’s collaborators. Additional factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s filings with the Securities and Exchange Commission. These forward-looking statements represent Arena’s judgment as of the time of this release. Arena disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

Arena Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

	Three months ended		Year ended
	December 31,		December 31,
	2005	2004	2005	2004
	(unaudited)		(Note)
Revenues
Total revenues	$5,876,467	$2,120,822	$23,233,346	$13,685,822

Expenses
Research and development	20,753,150	15,674,128	79,514,020	57,729,138
General and administrative	4,669,407	2,839,056	12,879,578	10,449,281
Amortization of non-cash deferred compensation	87,515	298,867	438,339	1,466,245
Amortization of acquired technology	384,249	608,846	1,536,996	1,824,761
Total expenses	25,894,321	19,420,897	94,368,933	71,469,425

Interest and other income (expense), net	947,526	(64,359)	3,234,542	(208,167)

Net loss	(19,070,328)	(17,364,434)	(67,901,045)	(57,991,770)
Dividends on redeemable convertible preferred stock	(499,301)	(365,772)	(1,812,629)	(1,437,384)
Accretion of discount related to redeemable convertible preferred stock	—	(462,971)	(7,372,014)	(1,851,883)
Net loss allocable to common stockholders	$(19,569,629)	$(18,193,177)	$(77,085,688)	$(61,281,037)

Net loss per share, basic and diluted	$(0.55)	$(0.70)	$(2.24)	$(2.40)

Shares used in calculating net loss per share, basic and diluted	35,321,263	26,137,926	34,377,693	25,527,617

Note: The Condensed Consolidated Statements of Operations has been derived from the audited financial statements for the period indicated.

Condensed Consolidated Balance Sheet Data

	December 31,	December 31,
	2005	2004
	(Note)
Assets
Cash, cash equivalents and short-term investments	$127,938,979	$113,313,839
Accounts receivable	848,095	22,590,323
Other current assets	5,720,970	5,331,799
Land, property and equipment, net	49,639,322	52,994,209
Acquired technology, investments and other assets	13,981,908	12,134,825
Total assets	$198,129,274	$206,364,995
Liabilities and Stockholders’ Equity
Deferred revenues	$24,143,585	$30,070,188
Other liabilities	24,668,478	20,479,593
Redeemable convertible preferred stock	49,776,871	29,092,228
Stockholders’ equity	99,540,340	126,722,986
Total liabilities and stockholders’ equity	$198,129,274	$206,364,995

Note: The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of that date.

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